FOR IMMEDIATE RELEASE

PINNACLE CONTACTS:
Harold Carpenter (investment community)	Joe Bass (news media)
(615) 744-3742 https://www.pnfp.com	(615) 743-8219

BNC BANCORP CONTACTS:
David Spencer (investment community)	Bobby Huckabee (news media)
(336) 476--9200 https://www.bncbanking.com	(336) 210-6019

SHAREHOLDERS OF PINNACLE FINANCIAL PARTNERS AND BNC BANCORP APPROVE PROPOSALS RELATED TO PROPOSED MERGER

NASHVILLE, TN & HIGH POINT, NC, June 12, 2017 – In separate meetings held today, shareholders of both BNC Bancorp (Nasdaq/NGS: BNCN) ("BNC") and Pinnacle Financial Partners, Inc. (Nasdaq/NGS: PNFP) ("Pinnacle") voted to approve proposals submitted to each group related to the proposed merger of the two companies. Subject to the satisfaction of the remaining closing conditions contained in the merger agreement, the transaction is expected to close in the second quarter.
 "This has been a very smooth process thus far, and I am extremely pleased with how quickly we've received the required regulatory and shareholder approvals," said M. Terry Turner, Pinnacle's president and chief executive officer. "I am excited about the support our and BNC's shareholders have shown for the transaction and am appreciative of the tireless work associates from both firms have done on transition planning. I look forward to the legal closure when we will become one company giving distinctive service and effective advice to clients in four states."
BNC's bank subsidiary, Bank of North Carolina, and Pinnacle Bank are expected to merge immediately following the closing of the merger of the two banks' parent holding companies. A full brand change of all BNC offices and services is expected late in the third quarter of 2017, and BNC clients can expect clear communication about how the merger will affect them throughout the summer and fall.
"Pinnacle shares our commitment to client service, so we are anticipating a smooth transition for BNC clients," said Rick Callicutt, BNC's president and chief executive officer. "I am grateful for the support of our shareholders and the hard work of our associates who have worked long hours so that our clients may experience as seamless a transition experience as possible. By the time it's finished, I believe we will be stronger together than we were apart."
The combined companies will cover a four-state footprint with presence in 11 of the largest urban markets in the Southeast. All seven of BNC's markets will be new territory for Pinnacle, including Charlotte, Raleigh, Winston-Salem and Greensboro in North Carolina; Greenville-Spartanburg and Charleston in South Carolina; and Roanoke in Virginia.
Once closed, Pinnacle is expected to be a top 50 public U.S. banking franchise by assets, on a pro-forma basis, with more than $20 billion in assets, $14 billion in loans and $15 billion in deposits. BNC's existing corporate offices in High Point, North Carolina, will remain and serve as headquarters for the firm's operations in the Carolinas and Virginia.

About Pinnacle
Pinnacle Financial Partners provides a full range of banking, investment, trust, mortgage and insurance products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution. The firm earned a place on Fortune's 2017 list of the 100 Best Companies to Work For in the U.S., and American Banker recognized Pinnacle as the sixth-best bank to work for in 2016.
The firm began operations in a single downtown Nashville location in October 2000 and has since grown to approximately $11.7 billion in assets at March 31, 2017. As the second-largest bank holding company headquartered in Tennessee, Pinnacle operates in the state's four largest markets, Nashville, Memphis, Knoxville and Chattanooga, as well as several surrounding counties.
Additional information concerning Pinnacle, which is included in the NASDAQ Financial-100 Index, can be accessed at www.pnfp.com.

About BNC
Headquartered in High Point, North Carolina, BNC Bancorp is the parent company of Bank of North Carolina, D/B/A BNC Bank, a commercial bank with total assets of $7.6 billion as of March 31, 2017. Bank of North Carolina provides a complete line of banking and financial services to individuals and businesses through its 76 current banking offices in Virginia, North and South Carolina. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp's stock is traded and quoted in the Nasdaq Capital Market under the symbol "BNCN." The Company's website is www.bncbanking.com.

Forward-Looking Statements

All statements, other than statements of historical fact, included in this press release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. The words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking including statements about the benefits to Pinnacle and BNC of the proposed merger of Pinnacle and BNC, Pinnacle's and BNC's future financial and operating results (including the anticipated impact of the proposed merger of Pinnacle and BNC on Pinnacle's and BNC's earnings and tangible book value) and Pinnacle's and BNC's plans, objectives and intentions. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Pinnacle and BNC to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, among others, (1) the risk that the cost savings and any revenue synergies from the proposed merger of Pinnacle and BNC may not be realized or take longer than anticipated to be realized, (2) disruption from the proposed merger with customers, suppliers, employee or other business partners relationships, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement between Pinnacle and BNC, (4) the risk of successful integration of the two companies' businesses, (5) the amount of the costs, fees, expenses and charges related to the proposed merger, (6) reputational risk and the reaction of the parties' customers, suppliers, employees or other business partners to the proposed merger, (7) the failure of the closing conditions to be satisfied, or any unexpected delay in closing the proposed merger, (8) the risk that the integration of Pinnacle's and BNC's operations will be materially delayed or will be more costly or difficult than expected, (9) the possibility that proposed merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (10) the dilution caused by Pinnacle's issuance of additional shares of its common stock in the proposed merger and (11) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in Pinnacle's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, or BNC's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, in each case filed with the SEC and available on the SEC's website at http://www.sec.gov. Pinnacle and BNC disclaim any obligation to update or revise any forward-looking statements contained in this filing, which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

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